Exhibit 23.1

[LETTERHEAD OF WILLIAMS & WEBSTER, P.S.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated February, 24, 2006, on the financial statements of AmeriChip International Inc. as of November 30, 2005 and 2004, of the annual Form 10-KSB and associated with the Form S-8, File No. 333-130352.

/s/ Williams & Webster, P.S.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Spokane, Washington
February 28, 2006